EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/12/25 to 12/30/25, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
11/17/2025	Buy	17,717	10.64
11/20/2025	Buy	11,372	10.50
12/3/2025	Buy	4,544	10.88
12/4/2025	Buy	24,412	10.92
12/5/2025	Buy	3,070	11.04
12/12/2025	Buy	14,268	11.25
12/15/2025	Buy	14,355	11.28
12/16/2025	Buy	9,643	11.35
12/17/2025	Buy	4,399	11.25
12/19/2025	Buy	15,973	11.38
12/22/2025	Buy	12,966	11.29
12/23/2025	Buy	14,888	11.38
12/26/2025	Buy	800	11.37
12/29/2025	Buy	8,827	11.45
12/30/2025	Buy	6,387	11.38